     As filed with the Securities and Exchange Commission on April 19, 1995
                                             Registration Statement No. 33-_____
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-3

            Registration Statement Under The Securities Act of 1933

                            WANG LABORATORIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                         7372                    04-2192707
- -------------------------------  ----------------------------     -------------------
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification No.)


                             ONE INDUSTRIAL AVENUE
                          LOWELL, MASSACHUSETTS 01851
                                (508) 459-5000
                          ---------------------------

   (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ALBERT A. NOTINI, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                            WANG LABORATORIES, INC.
                             ONE INDUSTRIAL AVENUE
                          LOWELL, MASSACHUSETTS 01851
                                (508) 459-5000
                         -----------------------------

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                   COPIES TO:

                             JOHN A. BURGESS, ESQ.
                                 HALE AND DORR
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS  02109
                                 (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /___ /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

                                              CALCULATION OF REGISTRATION FEE
                                                                                      Proposed
                                                                                       Maximum
Title of Each Class               Amount to be                  Proposed Maximum      Aggregate               Amount of
of Securities to be               Registered                   Offering Price Per     Offering              Registration
   Registered                                                       Share               Price                    Fee
- -------------------------------------------------------------------------------------------------------------------------
Common Stock,                     1,500,000.00                    $14.00(1)            $21,000,000.00(1)     $ 7,242.00
 $.01 par value
 per share


Preferred Stock,                  2,760,414.52                    $25.00(2)            $69,010,363.00(2)     $23,797.00
 $.01 par value
 per share
- -------------------------------------------------------------------------------------------------------------------------

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities
      Act of 1933 based on the average of the high and low sale prices of the registrant's Common Stock on April 11, 1995, as reported on the Nasdaq National Market.

(2)   Based on a bona fide estimate of the maximum offering price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED APRIL 19, 1995

APPEARING ALONG THE LEFT MARGIN:

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS
                        1,500,000 SHARES OF COMMON STOCK
            2,760,414.52 SHARES OF 11% EXCHANGEABLE PREFERRED STOCK

                            WANG LABORATORIES, INC.

        This Prospectus covers the resale of 1,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Wang Laboratories, Inc. ("Wang" or the "Company") and 2,760,414.52 shares of 11% Exchangeable Preferred Stock, $.01 par value per share, of the Company (the "11% Preferred Stock," and together with the Common Stock, the "Stock"). All of the shares of Stock offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Stock by the Selling Stockholders.

        Holders of the 11% Preferred Stock are entitled to receive dividends at an annual rate of 11%, which may be paid, at the option of the Company, in additional shares of 11% Preferred Stock until September 30, 1996. After September 30, 1996, dividends will be payable only in cash. Upon the liquidation, dissolution or winding-up of the Company, holders of the 11% Preferred Stock are entitled to receive an amount equal to $25.00 per share plus any accrued and unpaid dividends. On September 30, 2003, the Company is obligated to redeem all outstanding shares of the 11% Preferred Stock at a redemption price equal to $25.00 per share plus any accrued and unpaid dividends, and at any time on or after September 30, 1996, the Company has the option to redeem some or all of the outstanding shares of the 11% Preferred Stock for a cash payment equal to $25.50 per share (which payment declines by $0.125 per share on September 30 of 1997, 1998, 1999 and 2000 and remains at $25.00 thereafter) plus any accrued and unpaid dividends. The holders of the 11% Preferred Stock have one-half of one vote per share on all matters to be voted on by stockholders; and have certain special voting rights in the event of specified defaults by the Company. The terms of the 11% Preferred Stock also include certain covenants for the benefit of the holders of the 11% Preferred Stock. See "Description of Capital Stock -- 11% Preferred Stock."

        The Selling Stockholders have advised the Company that they propose to sell, from time to time, the shares of Stock offered hereby in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of Stock, in ordinary brokerage transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

THE STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 1995.

                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

        The Company is also subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006.

        Wang Laboratories, Inc. (together with its subsidiaries, "Wang" or the "Company") is a Delaware corporation. The Company's principal office is located at One Industrial Avenue, Lowell, Massachusetts 01851 and its telephone number is (508) 459-5000.

        "Wang" and the Wang logo are registered trademarks of Wang Laboratories, Inc. The text of this prospectus also contains references to trademarks of other companies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as amended by Form 10-K/A, dated October 21, 1994;

        (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994 and December 31, 1994;

        (3) The Company's Current Reports on Form 8-K dated September 19, 1994, December 30, 1994, January 31, 1995, as amended by Form 8-K/A on April 14, 1995, and April 17, 1995; and

        (4) The Company's Registration Statement on Form 8-A dated September 27, 1993 registering the Common Stock under Section 12(g) of the Exchange Act.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, One Industrial Avenue, Lowell, Massachusetts, 01851, telephone (508) 459-5000.

        Except as otherwise noted, all references in this Prospectus to historical transactions in the 11% Preferred Stock give effect to the four-for-one split of the 11% Preferred Stock, effected in the form of a stock dividend, in April 1995.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                  THE COMPANY

       Wang's business strategy is as follows:

       . to be a worldwide leader in workflow, integrated imaging, document management, and related office software for client/server open systems.

       . to be a major worldwide provider of integration and support services for office software and networks.

       . to continue to provide support, expansion and interoperability options for current VS customers and GCOS customers.

        In implementing this strategy, Wang develops, markets and supports software and offers services that define, automate and manage critical office processes. In addition, Wang develops and markets workflow, imaging and document management software and related software applications for client/server open systems, and provides integration and support services for office networks worldwide. The Company's software and services are designed to enable its customers to realize improvements in productivity, quality and responsiveness through the definition, automation and management of critical business processes.

        Wang also provides products, support and services worldwide to its substantial base of VS minicomputer customers by offering upgrade products, service, and open systems coexistence and migration products. In addition, Wang provides services and support on an exclusive basis to users of Bull GCOS platforms in North America, including the United States Government, Australia and New Zealand and provides GCOS products to such customers in all of these geographies other than with respect to U.S. commercial customers. Such products and services for these customers, together with the third party product customer base serviced by the Company, currently provide the major part of the Company's revenues, and these customers give the Company a well-defined market for its new products and services.

        Wang's rights to provide services to the GCOS customer base resulted from the Company's acquisition effective as of January 30, 1995 of certain assets and subsidiaries of Bull HN Information Systems Inc. and Bull S.A. (collectively "Bull") (the "Bull Transaction"). The addition of Bull's U.S. customer service business and six sales and service subsidiaries creates one of the largest hardware independent, worldwide, multi-vendor field maintenance organizations. As part of the Bull Transaction, the Company acquired Bull's Paris-based workflow and imaging business. As a result, Wang has a worldwide organization in this market segment with over 1,500 installed systems and has one of the largest sales and support organizations and research and development organizations dedicated to the workflow and imaging market.

                           INVESTMENT CONSIDERATIONS

        In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the Stock offered hereby.

        IMPLEMENTATION OF BUSINESS STRATEGY. The Company has been operating outside of the protection of Chapter 11 of the Bankruptcy Code ("Chapter 11") since September 21, 1993, after having operated under Chapter 11 between August 18, 1992 and September 21, 1993. In connection with the Chapter 11 proceeding, the Company substantially reduced its debt, restructured significant obligations, disposed of a variety of unprofitable assets, rejected unfavorable contracts, reduced expenses, and made significant progress in realigning the focus of its overall business. The bulk of these activities, including the reduction of debt, restructuring of outstanding obligations and rejection of unfavorable contracts, only could have been accomplished under the protection of Chapter 11 and should not be regarded as indicative of the Company's ability to do so in the future.

        Moreover, as a result of the adoption of "fresh-start" reporting, as required by Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants, effective as of September 30, 1993, the Company's assets and liabilities were adjusted to fair values, and the Company's accumulated deficit as of September 30, 1993 was eliminated. Historical financial information of the predecessor company presented here, therefore, cannot be viewed as indicative of the Company's future financial performance, and financial statements for periods after September 30, 1993 are not comparable to financial statements for prior periods.

        The Company is reorienting its business emphasis away from sales of Wang-manufactured computer hardware, and is increasing its focus on sales, distribution and support of workflow, imaging, and related work management software, and providing systems and network integration and support services for multi-vendor office systems. The Company's ability to fully implement this strategy over the long term, and the ultimate success of the strategy, are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. Revenue from the Company's new workflow and imaging software products has to date been small as a percentage of Wang's overall revenues. Accordingly, there can be no assurance that the Company will be able to implement fully its new business strategy on a timely or profitable basis, or, even if implemented, that such realignment will return the Company to profitability on a continuing basis.


        HISTORY OF LOSSES. The Company recorded net losses of $197.2 million, $356.6 million and $385.5 million in the fiscal years ended June 30, 1993, 1992 and 1991, respectively. The ability of the Company to operate on a profitable basis in the future will depend, among other things, on the Company reorienting itself in a timely fashion as a provider of open systems software and services. There can be no assurance that the Company will be able to maintain profitability on a sustained basis.

        RISKS ASSOCIATED WITH THE BULL TRANSACTION. While the Company believes that the completion of the Bull Transaction will significantly strengthen its competitive position in key strategic areas which it has targeted and will generate synergies with Wang's existing business, there can be no assurance that Wang's strategic goals for the Bull Transaction will be achieved. Furthermore, the successful integration and ongoing operation of the businesses acquired from Bull will require the dedication of significant financial, operational and management resources, which could unfavorably impact the Company's overall operations or limit its ability to consider other strategic or acquisition alternatives.

        The Company expects to incur charges to operations, currently estimated at $65 million, in the quarter ended March 31, 1995 (the quarter in which the Bull Transaction was consummated) to reflect principally the costs associated with combining the operations of the Company and Bull. These costs will consist primarily of workforce-related charges of $43 million, $9 million for the elimination of redundant facilities and other charges, and $13 million for the write down of certain assets. Approximately $10 million, representing relocation costs, system integration costs and other related charges, will be reported as incurred in future periods. Cash requirements for the integration and consolidation actions will total approximately $60 million. Approximately $25 million will be expended during the current fiscal year ending June 30, 1995; the remainder will be expended during the next fiscal year ending June 30, 1996.

        As a result of the Bull Transaction, Wang and Bull will continue to have a close strategic relationship. Bull will be the designated reseller of a range of Wang products, and will continue to provide support to the businesses acquired from Bull both on a transitional and ongoing basis. In the event that the parties fail to sustain an ongoing strategic relationship, whether because of marketing or commercial conflicts or because of changes in Bull's strategic direction attributable to its scheduled privatization or otherwise, all of the anticipated benefits of the Bull Transaction may not be achieved.

        RISKS ASSOCIATED WITH OTHER POTENTIAL ACQUISITIONS. The Company's business strategy contemplates that it will seek to continue to complement its operations with acquisitions of, and investments in, computer software, network integration companies and service companies. Although management expects to seek out and carefully analyze such opportunities, there can be no assurance that the Company will in fact be able to identify or consummate one or more acquisitions on satisfactory terms. In addition, there can be no assurance that any such transaction would result in long-term benefits to the Company, or, in the event of one or more significant acquisitions, that the Company and its management will be able to assimilate effectively and manage the resulting business. The Company evaluates such potential transactions from time to time, and one or more such transactions could occur at any time.

        LIQUIDITY NEEDS. Upon the consummation of the Chapter 11 reorganization, the Company received $60 million in proceeds from the private placement of 2,400,000 shares of 11% Preferred Stock and 1,500,000 shares of Common Stock, and entered into a $30 million financing facility. In addition, during the nine months ended June 30, 1994, the Company generated $35.5 million of cash from operations. On January 30, 1995 the Company terminated its $30 million financing facility and to help finance the cost of the Bull Transaction and for general corporate purposes entered into a credit agreement with several financial institutions (the "Credit Agreement") which provided the Company with a revolving credit line of $125 million. Borrowings under the Credit Agreement averaged $6.1 million during February 1995 and $1.2 million during March 1995. No borrowings were outstanding as of March 31, 1995. The Company believes that existing cash balances, current financing arrangements and cash generated from operations will be sufficient to support the Company's operating needs for at least the next 12 months and to complete its planned restructuring and reorganization-related efforts. There can be no assurance, however, that the Company will have access on acceptable terms to sufficient capital resources to continue the realignment of its business, to fund significant levels of corporate growth or to fund any future operating losses. In addition, additional acquisition transactions may result in the incurrence of significant indebtedness or require additional working capital to fund the operations of the combined entities. Substantial borrowings under the Credit Agreement may result in the Company being exposed to the financial and operational risks generally associated with a more highly leveraged business.

        FINANCIAL RESTRICTIONS. The Company's Credit Agreement contains financial covenants which require compliance with a current ratio, specified minimum levels of EBITDA and net worth and specified limitations on capital expenditures. In addition, the Credit Agreement contains limitations on the type and amounts of indebtedness that may be incurred and on stock repurchases by the Company. The terms of the 11% Preferred Stock prohibit the Company from incurring more than approximately $130 million in indebtedness (other than for acquisitions or conversion of the 11% Preferred Stock to subordinated debentures). There can be no assurance that the Company will attain the earnings levels required to maintain compliance with these financial covenants and other requirements of the Credit Agreement or will not require borrowings prohibited by the Credit Agreement or in excess of the limits imposed by the terms of the 11% Preferred Stock. Any inability of the Company to obtain adequate working capital on acceptable terms could jeopardize the confidence of vendors, suppliers and customers in the financial stability of the Company.

                                    BUSINESS

     Wang's business strategy is as follows:

        . to be a worldwide leader in workflow, integrated imaging, document management, and related office software for client/server open systems.

        . to be a major worldwide provider of integration and support services for office software and networks.

        . to continue to provide support, expansion and interoperability options for current VS customers and GCOS customers.

        In implementing this strategy, Wang develops, markets and supports software and offers services that define, automate and manage critical office processes. In addition, Wang develops and markets workflow, imaging and document management software and related software applications for client/server open systems, and provides integration and support services for office networks worldwide. The addition of Bull's workflow and imaging business will result in a significant worldwide organization with an installed base of more than 1,500 systems in the workflow and imaging market segment. The Company's software and services are designed to enable its customers to realize improvements in productivity, quality and responsiveness through the definition, automation and management of critical business processes.

        Wang also provides products, support and services worldwide to its substantial base of VS minicomputer customers by offering upgrade products, service, and open systems coexistence and migration products. In addition, Wang provides services and support on an exclusive basis to users of Bull GCOS platforms in North America, including the United States Government, Australia and New Zealand and provides GCOS products to such customers in all of these geographies other than with respect to U.S. commercial customers. Such products and services for these customers, together with the third party product customer base serviced by the Company, currently provide the major part of the Company's revenues, and these customers give the Company a well-defined market for its new products and services.

        Wang's rights to provide services to the GCOS customer base resulted from the Bull Transaction. The addition of Bull's U.S. customer service business and six sales and service subsidiaries creates one of the largest hardware independent, worldwide, multi-vendor field maintenance organizations. As part of the Bull Transaction, the Company acquired Bull's Paris-based workflow and imaging business. As a result, Wang has a worldwide organization in this market segment with over 1,500 installed systems and has one of the largest sales and support organizations and research and development organizations dedicated to the workflow and imaging market.

        In July 1994, the Company announced a new organizational structure that is intended to advance its business focus on software and services. Each of Wang's businesses is described in more detail below.

. THE SOFTWARE BUSINESS has worldwide responsibility for all aspects of the Company's workflow, imaging, document management and for application-builder software, as well as related hardware and professional services.

. THE CUSTOMER SERVICES BUSINESS has worldwide responsibility for multi-vendor maintenance services, the Company's line of VS minicomputers, the installation and support of office networks, and the sale and support of popular third-party hardware and software applications. The addition of Bull's U.S. customer service business including the GCOS installed base, and the other sales and service subsidiaries creates one of the largest hardware independent, worldwide, multi-vendor field maintenance organizations.

. THE SOLUTIONS INTEGRATION BUSINESS provides products and solutions to Wang's U.S. Government customers (Federal Systems Division), and assists customers in maximizing the effectiveness of their organizations by using client/server technologies (the Specialty Solutions group).
        The recent acquisition of the Bull subsidiary focusing on U.S. Government customers increases Wang's presence as an information technology integrator to the U.S. Government.

                                USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

        On December 16, 1993, the Company sold 2,400,000 shares of 11% Preferred Stock and 1,500,000 shares of Common Stock to the Selling Stockholders pursuant to an exemption from registration under Section 4(2) of the Securities Act. Subsequently, 360,414.52 additional shares of 11% Preferred Stock were issued as dividends on the previously outstanding 11% Preferred Stock. All of the shares of Stock being registered hereunder were acquired by the Selling Stockholders in such private placement, or as dividends on the 11% Preferred Stock, and represent all of the Stock sold in that private placement. Various Selling Stockholders also acquired Common Stock pursuant to the Reorganization Plan as creditors of the Company (although none of such shares are covered by this Prospectus).

        None of the Selling Stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with, the Company or its predecessor Massachusetts corporation, other than as stockholders of the Company, with the exception of George Karfunkel, who is Executive Vice President of American Stock Transfer & Trust Company. That company serves as the Company's Transfer Agent, Warrant Agent, Intercompany Convertible Instruments Agent, and Common Stock Disbursing Agent, and its affiliate, Pension Benefit Corporation, provided administrative services to the Company's Pension and Retirement Savings Plan from July 1, 1994 to February 28, 1995.

        The following table lists the shares of Common Stock owned as of April 15, 1995, the shares of Common Stock offered for sale in this offering, and the shares of 11% Preferred Stock owned and offered hereunder by each of the Selling Stockholders.

                                       Number of
                                       Shares of               Number of                Number of Shares of
                                     Common Stock              Shares of                11% Preferred Stock
Name of Selling                      Beneficially            Common Stock               Beneficially Owned
Stockholders                            Owned(1)             Offered Hereby             and Offered Hereby
- ------------------------------------------------------------------------------------------------------------
  Steinhardt Partners, L.P.            398,250                 398,250                      732,890.16


  Institutional Partners, L.P.         351,750                 351,750                      647,317.16



  Mutual Series Fund, Inc.             250,000                 250,000                      460,069.20


  Omega Institutional Partners,        798,414                 125,000                      230,034.64
  L.P.


  Goldman, Sachs & Co.                 125,000                 125,000                      230,034.64


  Martin L. Solomon                     50,000                  50,000                       92,013.72


  Wilmer J. Thomas                      50,000                  50,000                       92,013.72



  George Karfunkel                     150,000                 150,000                      276,041.28
                                     ---------               ---------                    ------------

                 TOTALS              2,118,414               1,500,000                    2,760,414.52
                                     =========               =========                    ============

        (1)      Does not include any shares which the named stockholder may receive in the future upon the distribution of additional shares of Common Stock or Warrants under the Reorganization Plan.


        The Selling Stockholders are parties to a Registration Rights Agreement for Securities (the "Registration Rights Agreement") with the Company under which they have certain rights with respect to the registration under the Securities Act, for resale to the public, of the 1,500,000 shares of Common Stock (the "Registrable Common Stock") and 2,760,414.52 shares of 11% Preferred Stock they purchased from the Company (including the Stock). These Selling Stockholders have exercised their right to registration with respect to the Stock subject to this offering. The Registration Rights Agreement provides that in the event the Company proposes to register any of its Common Stock under the Securities Act (for its own account or otherwise), the Selling Stockholders who continue to hold any Registrable Common Stock are entitled to include the Registrable Common Stock in such registration, subject to certain conditions and limitations, including the right of the managing underwriter of any such offering to limit the number of shares of Registrable Common Stock included in such registration. The Company is required to bear the expenses of such registrations (except underwriting discounts and commissions).

        The Selling Stockholders also have certain "anti-dilution" rights with respect to their shares of Common Stock purchased from the Company. See "Description of Capital Stock -- Common Stock" below.

        If all Stock covered by this Prospectus is sold by the Selling Stockholders, none of the Selling Stockholders will continue to hold any Common Stock with related registration and antidilution rights under the Registration Rights Agreement.


                              PLAN OF DISTRIBUTION

        The Selling Stockholders may elect, from time to time, to sell either shares of Common Stock, 11% Preferred Stock or both. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of Stock, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then-current market price or at negotiated prices, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Selling Stockholders may also pledge shares of Stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for the other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation shall be negotiated immediately prior to sale and which, as to a particular broker-dealer, may be in excess of customary compensation). Any broker-dealer may act as broker-dealer on behalf of one or more of the Selling Stockholders in connection with the offering of certain of the shares by Selling Stockholders.

        The Registration Rights Agreement provides that the Company will indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. Additionally, the Company will pay the expenses, estimated to be $70,000, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Stock, or legal expenses of any person other than the Company and the Selling Stockholders.

        In offering the shares of Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

        The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Stock included herein they are required to comply with

Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any of the Company's securities except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares is completed.

        Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

        The public offering of the shares by the Selling Stockholders will terminate on the earlier of (a) 18 months from the effective date or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders. The Selling Stockholders have agreed to discontinue disposition of the Stock upon receipt of notice from the Company of: (1) any request by the Commission for amendments or supplements to the Registration Statement or Prospectus; (2) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or initiation of any proceedings for that purpose; (3) the receipt by the Company of any notification with respect to the suspension of the qualification of the Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (4) the happening of any event as a result of which the Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (5) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under the Registration Statement inadvisable pending such disclosure and post-effective amendment; and
(6) the Company's possession of material information that it deems advisable not to disclose in a Registration Statement.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock (the "Preferred Stock") (of which 3,660,000 shares have been designated as 11% Preferred Stock). As of March 31, 1995, there were outstanding 33,775,207 shares of Common Stock (after giving effect to the issuance of 30,000,000 shares issuable to general unsecured creditors of the Company pursuant to the Reorganization Plan, notwithstanding that certain of such shares remain undistributed pending resolution of disputed claims) held by approximately 7,600 stockholders of record, and 2,760,414.52 shares of 11% Preferred Stock held by eight stockholders of record.

        In addition, as of March 31, 1995 the Company may be obligated to issue in the future (i) up to 16,666,667 shares of Common Stock upon the conversion of Intercompany Convertible Instruments issued or issuable to subsidiaries of the Company pursuant to the Reorganization Plan, (ii) 7,500,000 shares of Common Stock upon the exercise of the Warrants to be distributed to former stockholders of the Company pursuant to the Reorganization Plan (see Note G of Notes to June 30, 1994 Consolidated Financial Statements), (iii) approximately 4,684,000 shares of Common Stock to employees of the Company pursuant to the Company's stock purchase and stock incentive plans and (iv)

260,000 shares of Common Stock upon the exercise of stock options granted to the Directors of the Company pursuant to the Company's director stock option plans.

        The following summary of certain provisions of the Company's Common Stock, 11% Preferred Stock, Certificate of Incorporation and By-laws is not intended to be complete, and is qualified by reference to the provisions of applicable law and to the Company's Certificate of Incorporation (as it may be amended), Certificate of Stock Designation relative to the 11% Preferred Stock, and By-laws. See "Additional Information."

COMMON STOCK

        Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding-up of the Company, holders of the Common Stock are entitled to receive ratably the net assets of the Company available for distribution, after the payment of all liabilities of the Company and the payment of any amounts owing to holders of capital stock of the Company ranking senior to the Common Stock as to liquidation. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock, including the shares offered hereby, are fully paid and nonassessable. The rights, preferences and privileges of holders of the Common Stock (including the right to receive dividends or liquidation distributions) are subject to, and may be adversely affected by, the rights of holders of shares of the 11% Preferred Stock and any other series of Preferred Stock that the Company may designate and issue in the future.

        In order to help preserve the Company's ability to use its net operating loss carryforwards and certain other tax attributes under the Internal Revenue Code, the Company's Certificate of Incorporation provides that, during the two-year period ending December 16, 1995, (i) no person or entity may acquire any Common Stock (or any option or warrant to purchase Common Stock) to the extent such acquisition would cause that person's "Ownership Interest Percentage" (as defined in the Certificate of Incorporation) to equal or exceed 5% and (ii) no person or entity whose Ownership Interest Percentage is 5% or more may transfer any shares of Common Stock or any options or warrants to purchase Common Stock. The registration of the shares of Common Stock offered hereby, under the Securities Act, will have no effect on these restrictions on transfer as they pertain to such shares. These restrictions are not applicable to transfers pursuant to a bona fide tender offer for at least 50% of the outstanding Common Stock. In addition, any transfer of Common Stock (or options or warrants) that would otherwise be prohibited shall be permissible if the Board of Directors of the Company determines that the transaction will not jeopardize the Company's ability to utilize its tax attributes. The ownership or conversion of the Company's Intercompany Convertible Instruments will not be considered for purposes of determining one's Ownership Interest Percentage.

        The current holders of the 1,500,000 shares of outstanding Common Stock offered hereby, and certain transferees of those shares, have certain contractual "anti-dilution" rights with respect to future issuances of Common Stock by the Company. In the event the Company issues or sells shares of Common Stock (or options, warrants or other rights to acquire Common Stock) at a price per share that is lower than the "current market value" (as defined in the agreement), such stockholders shall be entitled to receive, for no additional consideration, such number of additional shares of Common Stock as is determined by multiplying (i) the number of shares of Common Stock originally acquired by such stockholder or acquired pursuant to this anti-dilution provision by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to the issuance or sale in question and the denominator of which shall be the number of shares of Common Stock that would have been outstanding after giving effect to such issuance or sale at the then current market value per share. This provision does not apply to certain specified issuances or sales of Common
Stock by the Company, including issuances pursuant to the Warrants and the Intercompany Convertible Instruments, issuances of up to 5,000,000 shares pursuant to employee benefit plans and issuances of 90,000 shares issued pursuant to options granted to members of the Board of Directors. This "antidilution" right is not transferable to a purchaser of the Common Stock in a public offering, including an offering pursuant to this Prospectus (or under Rule 144 under the Securities Act).

PREFERRED STOCK

        The Board of Directors is authorized under the Company's Certificate of Incorporation, subject to any limitations prescribed by law but without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock, in one or more series (of which 3,660,000 shares have been designated as 11% Preferred Stock). Each such series of Preferred Stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

        The Board of Directors has the authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the voting stock of the Company.

11% PREFERRED STOCK

        Under the Company's Certificate of Stock Designation with respect to its 11% Preferred Stock (the "Certificate of Designation"), the Board of Directors is authorized to issue up to 3,660,000 shares of such stock. The Company anticipates that this authorization will be sufficient to allow the Board of Directors to declare and pay dividends on the outstanding 11% Preferred Stock in additional shares of such stock through September 30, 1996. The Company issued 2,400,000 shares of 11% Preferred Stock to the Selling Stockholders on December 16, 1993 and, as of October 31, 1994, had issued an additional 360,414.52 such shares as such dividends after giving effect to a four-for-one stock split of the 11% Preferred Stock effected in April 1995.

        Holders of the 11% Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, dividends (the "11% Preferred Dividend Payments") at an annual rate of 11% (based upon the liquidation preference of the 11% Preferred Stock, i.e. $60 million). Until September 30, 1996, the 11% Preferred Dividend Payments may be paid, at the option of the Company, in cash, in additional shares of 11% Preferred Stock (valued for such purposes at $25.00 per share), or in any combination thereof. After September 30, 1996, dividends may be paid only in cash. The terms of the 11% Preferred Stock (i) restrict the right of the Company to pay dividends on the Common Stock or other stock of the Company ranking junior to the 11% Preferred Stock as to dividends,
(ii) prohibit (with certain limited exceptions) the Company from purchasing or otherwise acquiring any outstanding shares of Common Stock, any other stock of the Company ranking junior to the 11% Preferred Stock as to dividends, or any options or acquisition rights related thereto, and (iii) prohibit the Company from incurring indebtedness (as defined in the Certificate of Designation), excluding the Exchange Debentures (as defined below) and certain acquisition-related indebtedness, in excess of approximately $130 million principal amount during the three-year period ending December 16, 1996, and thereafter unless certain financial covenants are satisfied.

        The Certificate of Designation provides that the 11% Preferred Stock ranks senior to all of the Company's now or hereafter issued Preferred Stock and Common Stock with respect to payment of dividends and distribution upon liquidation. Upon the liquidation, dissolution or winding-up of the Company, holders of the 11% Preferred Stock are entitled to receive, out of the assets of the Company available for distribution (after payment of all liabilities of the Company, but before any distribution to the holders of Common Stock or any other capital stock of the Company ranking junior to the 11% Preferred Stock as to liquidation), an amount equal to $25 per share plus any accrued and unpaid dividends, and no more. If the assets of the Corporation available for distribution to the holders of the 11% Preferred Stock are insufficient to pay such liquidation preference, the available assets will be distributed ratably among the holders of the 11% Preferred Stock. Neither a consolidation, merger or other business combination involving the Company nor a sale or transfer of its assets will be considered a liquidation, dissolution or winding-up of the Company.

        On September 30, 2003, the Company is obligated to redeem (to the extent it has funds legally available therefor) all outstanding shares of the 11% Preferred Stock at a redemption price equal to $25.00 per share plus any accrued and unpaid dividends. At any time on or after September 30, 1996, the Company may, at its option, redeem (in whole or from time to time in part) the outstanding shares of the 11% Preferred Stock for a cash payment equal to $25.50 per share (provided that such payment declines by $0.125 per share on September 30 of 1997, 1998, 1999 and 2000 and remains at $25.00 per share thereafter), plus any accrued and unpaid dividends. The Company shall not be entitled to make a partial redemption of the outstanding shares of the 11% Preferred Stock unless all accrued and unpaid dividends have been paid in full.

        The holders of the 11% Preferred Stock vote together with the holders of the Common Stock on all matters to be voted on by stockholders, and have one half of one vote per share (as compared to one vote per share for the holders of the Common Stock). If dividends on the 11% Preferred Stock are in arrears in an amount equal to at least six quarterly dividend payments, there has been a default in a redemption payment, or the Company has incurred indebtedness in excess of the restriction described above, the number of directors of the Company will be increased by two, and the holders of the 11% Preferred Stock will have the exclusive right to elect such two additional directors, until such arrearage or default has been cured. In addition, the affirmative vote of at least two-thirds of any outstanding shares of the 11% Preferred Stock (voting as a separate class) is required for certain corporate actions, including (i) an amendment to the Certificate of Incorporation, Certificate of Designation or By-laws which adversely affects the rights of the holders of the 11% Preferred Stock or increases the authorized number of shares of 11% Preferred Stock, (ii) the authorization or issuance of any capital stock ranking on a parity with or senior to the 11% Preferred Stock as to dividends or liquidation rights, (iii) any reclassification of the 11%
Preferred Stock, or (iv) the incurrence of indebtedness in excess of the limits described above.

        The shares of the 11% Preferred Stock are exchangeable, at the option of the Company, in whole but not in part, for 11% Junior Exchangeable Subordinated Debentures of the Company due 2003 (the "Exchange Debentures"), at a rate of $25.00 principal amount of the Exchange Debentures for each share of 11% Preferred Stock. In addition, at the time of such exchange, the Company shall pay to the holders of the 11% Preferred Stock any accrued and unpaid dividends, which may be paid, at the option of the Company, either in cash, in additional Exchange Debentures or in any combination thereof.

        The Company may not engage in any consolidation or merger (other than one in which the holders of the Common Stock prior to the transaction hold 50% or more of the common stock of the resulting company), or sell or transfer all or substantially all of its assets, unless the Company offers to purchase all of the outstanding shares of the 11% Preferred Stock for the optional redemption price described above (or $25.50 per share plus accrued and unpaid dividends, in the event such a transaction occurs prior to September 30, 1996), and purchases any such shares which are properly tendered.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company.

        The Company's Certificate of Incorporation contains a provision eliminating a director's liability to the Company or its stockholder for monetary damages for a breach of fiduciary duty, except to the extent the Delaware General Corporation Law prohibits the elimination of such liability (such as in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law). The Company's Certificate of Incorporation also contains a provision obligating the Company to indemnify its directors and officers to the fullest extent permitted by law.

        The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called stockholders meeting, and not by the written consent of stockholders.


        The Company's Certificate of Incorporation also includes a prohibition against the issuance of non-voting equity securities.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Stock and the 11% Preferred Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10055. Its telephone number is 212-936-5100.

                                 LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

        The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of the CS Business, W/I Business and Subsidiaries of Bull HN Information Systems Inc. incorporated in this Prospectus by reference from Amendment No. 1 to Current Report of Wang Laboratories, Inc. on Form 8-K/A dated January 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                            Amount to
      Nature of Expense                                                                      be Paid
      -----------------                                                                     --------
     SEC registration fee                                                                    31,039
     Legal (including Blue Sky) and Accounting
        Fees and Expenses of the Company                                                     35,000
     Miscellaneous                                                                            3,961
                                                                                            -------
              TOTAL                                                                         $70,000
                                                                                            =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Registrant's Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

   Exhibit
    Number
    ======
     2.1 (1)     Amended and Restated Reorganization Plan dated
                 September 20, 1993
     4.1         Certificate of Incorporation, as amended to date
     4.2 (1)     Bylaws of Registrant
     4.3 (1)     Form of Common Stock Certificate
     4.4         Form of 11% Exchangeable Preferred Stock Certificate
     5.1         Opinion of Hale and Dorr
    12.1         Statement of computation of earnings to fixed charges
    23.1         Consent of Ernst & Young LLP, Independent Auditors
    23.2         Consent of Hale and Dorr (included in Exhibit 5.1)

     23.3        Consent of Deloitte & Touche LLP
     24.1        Power of Attorney (appears on Page II-4)
     ---------------------

     1 Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993.

ITEM 17.  UNDERTAKINGS

        The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events
             arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, Commonwealth of Massachusetts this 19th day of April, 1995.

                                        WANG LABORATORIES, INC.

                                        By: /s/ Franklyn A. Caine
                                            ------------------------------------
                                            Franklyn A. Caine
                                            Executive Vice President and
                                              Chief Financial Officer

                               POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints
Albert A. Notini and John A. Burgess and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration
Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on  April 19, 1995, in the capacities indicated:

         Signature                             Title
         ---------                             -----
/s/ Joseph M. Tucci                   Chairman of the Board, Chief
- -----------------------------         Executive Officer and Director
Joseph M. Tucci                       (Principal Executive Officer)

/s/ Franklyn A. Caine                 Executive Vice President and
- -----------------------------         Chief Financial Officer
Franklyn A. Caine                     (Principal Financial Officer)

         Signature                             Title
         ---------                             -----
/s/ Gregory C. Thompson               Vice President and Corporate
- -----------------------------         Controller (Principal Accounting
Gregory C. Thompson                   Officer)


                                      Director
- -----------------------------
David A. Boucher


                                      Director
- -----------------------------
Stephen G. Jerritts


/s/ Raymond C. Kurzweil               Director
- -----------------------------
Raymond C. Kurzweil


/s/ Axel J. Leblois                   Director
- -----------------------------
Axel J. Leblois


/s/ Paul E. Tsongas                    Director
- -----------------------------
Paul E. Tsongas


/s/ Karl G. Wassmann III               Director
- ------------------------------
Karl G. Wassmann III


/s/ Frederick A. Wang                 Director
- ------------------------------
Frederick A. Wang


/s/ John P. White                     Director
- ------------------------------
John P. White

                                 EXHIBIT INDEX

   Exhibit
    Number
    ======
     2.1 (1)     Amended and Restated Reorganization Plan dated
                 September 20, 1993
     4.1         Certificate of Incorporation, as amended to date
     4.2 (1)     Bylaws of Registrant
     4.3 (1)     Form of Common Stock Certificate
     4.4         Form of 11% Exchangeable Preferred Stock Certificate
     5.1         Opinion of Hale and Dorr
    12.1         Statement of computation of earnings to fixed charges
    23.1         Consent of Ernst & Young LLP, Independent Auditors
    23.2         Consent of Hale and Dorr (included in Exhibit 5.1)
    23.3         Consent of Deloitte & Touche LLP
    24.1         Power of Attorney (appears on Page II-4)

    ---------------------

        1 Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed on September 27, 1993.
